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                                                                     EXHIBIT 3.4

                           CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         THE PEPSI BOTTLING GROUP, INC.

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         The Pepsi Bottling Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: The name of the Corporation is The Pepsi Bottling Group, Inc.

         SECOND: The Certificate of Incorporation is hereby amended by striking out Subparagraph (a) of Article SECOND thereof and substituting in lieu of said Subparagraph (a) of Article SECOND the following:

                  "(a) The Corporation shall have the authority to issue 920,100,000 shares, with a par value of $0.01 per share, of which (i) 900,000,000 shares shall be Common Stock, and 100,000 shares shall be Class B Common Stock (the Common Stock and the Class B Common Stock being collectively referred to herein as the "Capital Stock"), and (ii) 20,000,000 shares shall be shares of Preferred Stock (the "Preferred Stock")."

         THIRD: That the amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         Executed on this 27th Day of November, 2001.



                                                    /s/ Pamela C. McGuire
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                                                      Pamela C. McGuire
                                             Senior Vice President and Secretary